Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of ScanTech AI Systems Inc. on Form S-8 (File No. 333-285022)  of our report dated May 14, 2025, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of ScanTech Identification Beam Systems, LLC as of December 31, 2024 and 2023, and for each of the years in the two year period ended December 31, 2024, which report is included in this Annual Report on Form 10-K of ScanTech AI Systems Inc. for the year ended December 31, 2024.

/s/ UHY LLP

New York, New York
May 14, 2025